[SEAGRAM LOGO]                                       NEWS RELEASE
FOR IMMEDIATE RELEASE
                                                     MEDIA RELATIONS:
                                                     Anita Larsen
                                                     212-572-1118

                                                     TREASURY CONTACT:
                                                     John Preston
                                                     212-572-7819

                                                     INVESTOR RELATIONS (PARIS):
                                                     Ariane De Lamaze
                                                     011-33-1-71-71-10-84


              JOSEPH E. SEAGRAM & SONS, INC. COMPLETES TENDER OFFER
       AND CONSENT SOLICITATION FOR ITS 8.00% SENIOR QUARTERLY INCOME DEBT
                        SECURITIES DUE 2038 ("QUIDS(SM)")

NEW YORK, NY -- JANUARY 16, 2001 -- Joseph E. Seagram & Sons, Inc. ("JES") today announced the successful completion of its tender offer and consent solicitation (collectively, the "offer") with respect to its 8.00 percent Senior Quarterly Income Debt Securities due 2038 ("QUIDS(sm)"), which have been guaranteed as to payment of principal and interest by The Seagram Company Ltd. (Seagram). JES has accepted for payment all QUIDS validly tendered and not properly withdrawn pursuant to the offer. The offer expired at 5:00 p.m., New York City time, on January 12, 2001, and as of such expiration date, approximately 86.4 percent of the QUIDS had been validly tendered and not properly withdrawn pursuant to the offer. JES expects that payment for QUIDS purchased pursuant to the offer will be made on January 22, 2001.

As previously announced, the requisite consents to the proposed amendments to the QUIDS and the indenture pursuant to which the QUIDS were issued were received prior to 5:00 p.m., New York City time, on January 5, 2001. A supplemental indenture to effect such amendments has been executed and delivered by SCL, JES and the trustee. The amendments become operative upon the purchase by JES of the QUIDS validly tendered and not properly withdrawn pursuant to the offer.

Banc of America Securities LLC and Salomon Smith Barney acted as dealer managers for the tender offer and consent solicitation.

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This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities.

The Seagram Company Ltd., a subsidiary of Vivendi Universal, operates in several global business segments: music, filmed entertainment and recreation and other. As previously announced, Vivendi Universal has reached a definitive agreement to sell its spirits and wine business to Diageo and Pernod Ricard. Vivendi Universal, headquartered in Paris, France, operates a number of leading and increasingly integrated businesses in the telecommunications, multimedia, publishing and distribution, pay television, recreation and Internet industries. By combining an array of popular global and local content with advanced digital distribution technology, e-services and e-commerce, Vivendi Universal provides content to an international customer and subscriber base through a variety of access devices. Vivendi Universal produces, markets and distributes recorded music, motion picture, television and home video products throughout the world in all major genres; operates and has ownership in a number of international cable channels; engages in the licensing of merchandising rights and film property rights; operates theme parks and retail stores; and is also involved in the development of entertainment software. In addition, through its environment division, Vivendi Universal provides world-class water, waste management, transportation and energy services operations.



QUIDS is a service mark of Goldman, Sachs & Co.

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